SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(a)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
    240.14a-12.

                          FURR'S/BISHOP'S, INCORPORATED
                (Name of Registrant as Specified In Its Charter)

                          FURR'S/BISHOP'S, INCORPORATED
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:
       _____________________________________________________________
    2) Aggregate number of securities to which transaction applies:
       _____________________________________________________________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       _____________________________________________________________
    4) Proposed maximum aggregate value of transaction:
       _____________________________________________________________
    5) Total fee paid: _____________________________________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: _____________________________________
    2) Form, Schedule or Registration Statement No.:
       _____________________________________________________________
    3) Filing Party: _______________________________________________
    4) Date Filed: _________________________________________________

                          FURR'S/BISHOP'S, INCORPORATED



                                                               April 28, 1998

Dear Fellow Stockholder:

You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated, to be held at 10:00 a.m. local time on Thursday, May 28, 1998, in the Holiday Inn Civic Center at 801 Avenue Q, Lubbock, Texas.

Business scheduled to be considered at the meeting includes the election of directors. Information concerning this matter is included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Members of the Board of Directors and management will be on hand at the Annual Meeting to answer questions and discuss any matters relating to the Company that may arise.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card for Common Stockholders as soon as possible. You may, of course, attend the Annual Meeting and vote in person, even if you have previously returned your proxy card.

                                                     Sincerely,



                                                     Kevin E. Lewis
                                                     Chairman of the Board



                                                     Theodore J. Papit
                                                     President and
                                                     Chief Executive Officer

                          FURR'S/BISHOP'S, INCORPORATED

                               6901 Quaker Avenue
                              Lubbock, Texas  79413



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                       on

                             Thursday, May 28, 1998


Notice is hereby given that the 1998 Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated (the "Company") will be held at 10:00 a.m. local time on Thursday, May 28, 1998, in the Holiday Inn Civic Center at 801 Avenue Q, Lubbock, Texas for the following purposes:

      1.   To elect nine directors to serve for one-year terms;

      2. To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

The holders of record of the Company's Common Stock at the close of business on April 22, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.


                                         By Order of the Board of Directors



                                         Alton R. Smith
                                         Secretary

                          FURR'S/BISHOP'S, INCORPORATED
                               6901 Quaker Avenue
                              Lubbock, Texas  79413



                                 PROXY STATEMENT

                                       for

                         ANNUAL MEETING OF STOCKHOLDERS

                             Thursday, May 28, 1998


                             SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Furr's/Bishop's, Incorporated, a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, May 28, 1998 in the Holiday Inn Civic Center, 801 Avenue Q, Lubbock, Texas and at any adjournment or postponement thereof (the "Annual Meeting"). Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on April 22, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting with respect to all proposals set forth on the attached Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR the election of nominees for director named in this Proxy Statement. As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card will vote according to their best judgement.

Any holder of Common Stock has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting by ballot at the Annual Meeting.

This Proxy Statement and the accompanying proxy card are being mailed to the Company's stockholders on or about April 28, 1998. The cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders will be paid by the Company. Additional solicitation of holders of Common Stock by mail, telephone, telegraph, or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

COMMON STOCK

The Company has one class of voting common equity securities, the Common Stock, which carries one vote per share.

At the Record Date there were issued and outstanding 48,675,168 shares of Common Stock. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the outstanding shares of Common Stock shall constitute a quorum for matters to be voted on.

The vote required for approval of all matters submitted to a vote of the holders of Common Stock of the Company shall be determined based on a majority of votes cast, except that the nine director nominees receiving the most votes will be elected. Under applicable Delaware law, abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal.

The table on the following page sets forth information, as of April 15, 1998, with respect to all stockholders known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock (the only class of securities of the Company the holders of which are entitled to vote). Except as noted below, each person has sole voting and investment power with respect to the shares shown.

Item 12. Security Ownership of Certain Beneficial Owners and Management

Principal Stockholders

To the best knowledge of management of the Company, no person owned beneficially, as of March 23, 1998 more than five percent of the outstanding shares of the Company's Common Stock, except as follows:

<CAPTIONS
                                                Amounts and
                                                 Nature of      Percent
Name and Address of                             Beneficial      of Total
Beneficial Owner                                Ownership        Common
-------------------------------                 -----------     --------
Teachers Insurance and Annuity                  8,607,637       17.7%
  Association of America
    730 Third Avenue
    New York, NY  10011

EQ Asset Trust 1993                             8,499,857 (1)   17.5%
    1345 Avenue of the Americas
    New York, NY  10105

John Hancock Mutual Life                        5,477,994       11.3%
  Insurance Company
    P.O. Box 111
    Boston, MA  02117

The Northwestern Mutual Life                    5,471,679       11.2%
  Insurance Company
    720 East Wisconsin Avenue
    Milwaukee, WI  53202

The Mutual Life Insurance                       4,105,339        8.4%
  Company of New York
    1740 Broadway
    New York, NY  10019

Principal Mutual Life                           3,286,701        6.8%
  Insurance Company
    711 High Street
    Des Moines, IA  50392

Mr. Peter Collery                               3,186,842 (2)    6.6%
Mr. Gary Siegler
    c/o Siegler, Collery & Co.
    712 5thAvenue
    New York, NY 10019

Rock Finance, L.P.                              2,998,860        6.2%
    1560 Sherman Avenue
    Evanston, IL  60201

(1) These shares of the Common Stock (the "Equitable Shares") are held of record by EQ Asset Trust 1993, a Delaware business trust (the "Trust"). The





    Equitable Companies Incorporated ("Equitable") is the beneficiary and owner of the Trust. The Trust is managed by Alliance Capital Management, L.P.
    ("Alliance") pursuant to a Collateral Management Agreement. A wholly-owned subsidiary of Equitable is the general partner of Alliance; through wholly-owned subsidiaries, Equitable owns a majority of the equity interest in Alliance. The Equitable Shares and such Collateral Management Agreement have been pledged to The Chase Manhattan Bank, N.A., as trustee for the benefit and security of holders of certain notes of the Trust.
       AXA beneficially owns approximately 60.7% of Equitable's outstanding common stock as well as certain convertible preferred stock of Equitable.
    AXA is indirectly controlled by the Mutuelles AXA (five French mutual insurance companies, acting as a group). AXA and the Mutuelles AXA and certain of their affiliates disclaim beneficial ownership of the Equitable
    Shares.
(2) Constitutes 2,163,625 shares owned by the SC Fundamental Value Fund, L.P.
    ("LP") and 1,023,217 shares owned by SC Fundamental Value BVI, Ltd.
    ("Ltd"). Messrs. Siegler and Collery, by virtute of their status as controlling stockholders of the general partner of LP and the managing general partner of the investment manager of Ltd, may be deemed to beneficially own the shares owned by LP and Ltd. Messrs. Siegler and Collery have disclaimed beneficial ownership of the shares owned directly by LP and Ltd. Based upon the Amendment No. 3 to schedule 13D filed with the Securities and Exchange Commission on April 24, 1998, such holdings were reduced to 3,028,042 shares owned as of the April 22, 1998 record date
    (1,549,165 shares owned by LP and 1,478,877 shares owned by Ltd) and such holdings were further reduced to 2,023,042 shares owned as of April 23, 1998 (1,035,021 shares owned by LP and 988,021 shares owned by Ltd.)


                        PROPOSAL - ELECTION OF DIRECTORS

The By-laws of the Company provide that the directors be elected for one-year terms. At each annual meeting, directors who are elected by the holders of Common Stock succeed the directors whose terms expire at that meeting and hold office until the next annual meeting and their successors are duly elected and qualified.

On February 26, 1998, the Board of Directors voted to increase the size of the Board to nine (9) members and on March 23, 1998, the Board of Directors appointed William C. Hale and Arnold Sheiffer to serve as Directors, effective April 1, 1998. At its April 24, 1998 meeting, the Board of Directors nominated six existing Board members and three new nominees to serve for one year terms.

Nine directors, to constitute the entire Board of Directors, are to be elected at the Annual Meeting. The Nominees for Election at the 1998 Annual Meeting are: Steve Bartlett, William C. Hale, Suzanne Hopgood, Theodore J. Papit, Ross
E. Puskar, Kenneth F. Reimer, Delia M. Reyes, Arnold Sheiffer and E. W. Williams, Jr. The By-laws of the Company provide that the directors shall be elected by a plurality of the votes cast at the Annual Meeting; therefore, the nine director nominees receiving the most votes will be elected.

Unless otherwise specified, the enclosed proxy will be voted in favor of each of the Nominees for Election named above, to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and shall qualify. All Nominees for Election have consented to be named and have indicated their intent to serve if elected. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them be unwilling or unable to serve, it is intended that the proxies will be voted FOR the election of a substitute nominee or nominees designated by the Board of Directors. Information as to the Nominees for Election is provided in the Description of Current Directors Nominated For Reelection and Description of Director Nominees Not Currently Directors below.

THE BOARD OF DIRECTORS DEEMS "PROPOSAL - ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

            DESCRIPTION OF CURRENT DIRECTORS NOMINATED FOR REELECTION
                        (Current Terms to Expire in 1998)

William C. Hale (Age 56) has served as President of The Hale Group, Ltd. since founding the company in 1986. The company provides consulting services to the chain restaurant and multi-unit food service industry. Prior to founding The Hale Group, he provided consulting services through Arthur D. Little and Technomic Consultants.

Suzanne Hopgood (Age 49) has served as President of the Hopgood Group since founding the company in 1985. The company provides consulting, development and brokerage services to hotel investors. Prior to founding the Hopgood Group, she served as Second Vice President at Aetna Realty Investors where she oversaw one-third of the corporation's multi-billion dollar real estate equity portfolio. Before joining Aetna, she was Vice President and Senior Loan Officer of the Lowell Institution for Savings in Lowell, Massachusetts. Ms. Hopgood serves on the board of directors of the Real Estate Finance Association and the Greater Hartford Arts Council, and is a director emerita of the Connecticut Business & Industry Association. She holds memberships in the International Society of Hospitality Consultants and the Urban Land Institute. She is a senior fellow of the American Leadership Forum and a recognized speaker at Pension Real Estate Association and Commercial Real Estate Finance & Securitization conferences.

Theodore J. Papit (Age 53) has served as President and Chief Executive Officer of the Company since March 1997. Prior to joining the Company, Mr. Papit served as President and Chief Executive Officer of Black-Eyed Pea Restaurants, Inc. from 1988 to 1996. Prior to that, Mr. Papit served with Jerrico, Inc., an operator of over 1,400 Long John Silver's Seafood Restaurants and 79 Jerry's Coffee Shops, from 1975 to 1988 where his most recent position was that of Senior Executive Vice President and Chief Operating Officer.

Kenneth F. Reimer, Ph.D. (Age 58) has been Chairman and Chief Executive Officer of Reimer Enterprises, Inc. and Cactus Enterprises, Inc. engaging in management consulting activities and investment in child care centers since 1993. Mr. Reimer was President and Chief Executive Officer of the Company from January 1997 until March 1997. Mr. Reimer was a director of S. A. Telecommunications, Inc. from 1993 to 1995. Prior to that, Mr. Reimer was Chief Executive Officer, President and a director of Roma Corporation from 1984 to 1993. Roma Corporation owned Tony Roma's A Place For Bibs restaurants, which increased in size to 164 restaurants worldwide during Mr. Reimer's tenure. He is past Chairman of the Board of Directors of St. Edwards University. Mr. Reimer is a Certified Public Accountant.

Arnold Sheiffer (Age 66) is a Managing Director of Shenkman Capital Management, High Yield Money Managers, and has held this position since 1995. Prior to that, he served as Chief Operating Officer and Director of Katz Media Corporation from 1991 to 1994 and as Chief Financial Officer from 1990 to 1991. Mr. Sheiffer currently serves on the Board of Directors of Spanish Broadcasting Systems and North Atlantic Trading Company. Mr. Sheiffer is a Certified Public Accountant.

E.W. Williams, Jr. (Age 70) is Chairman of the Board of the Citizens Bank in Slaton, Texas and Bank of Commerce in McLean, Texas; Chairman of the Executive Committee of the Hale County State Bank, Plainview, Texas and First National Bank in Clayton, New Mexico. Mr. Williams is also Chairman of LubCo

BancShares, Inc., HaleCo BancShares, Inc., GrayCo BancShares, Inc. and Union BancShares, Inc. and is Chairman of the Board of Coyote Lake Feedyard, Inc., Muleshoe, Texas. Mr. Williams has held each of these positions for longer than five years. Mr. Williams was previously a director and executive committee member of the Texas Tech University President's Council; founder of the West Texas A&M University President's Council, and was previous director of the Southern Methodist University Foundation and Alumni Association. Mr. Williams also served as Chairman of the Amarillo Hospital District. Mr. Williams currently has farming and ranching interests in Garza County and Bailey County, Texas.



            DESCRIPTION OF DIRECTOR NOMINEES NOT CURRENTLY DIRECTORS

Steve Bartlett (Age 50) has been Chairman of the Board of Meridian Products Corporation, a manufacturer of injection molded plastics, since founding the company in 1976. Mr. Bartlett served as Mayor of the City of Dallas, Texas from 1991 to 1995 and as a member of the United States Congress from 1983 to 1991. Mr. Bartlett currently serves on the Board of Directors of Kaufman and Broad Home Corporation, IMCO Recycling, Inc. and Oasis Car Wash, Inc.

Ross E. Puskar (Age 50) is a private investor. Mr. Puskar was a partner in Puskar Gibbon Chapin, an advertising agency based in Dallas, Texas, from its founding in 1985 until the agency was acquired in 1993 by Omnicom, the world's largest advertising agency. Mr. Puskar remained with the agency under a management contract until 1997. Mr. Puskar has provided strategic planning and marketing counsel to various restaurants and retail stores, as well as other industry clients.

Delia M. Reyes (Age 56) has served as President and Chief Executive Officer of the REYES Consulting Group since 1992. The company provides consulting services on domestic and international strategic marketing and public relations, with an emphasis on women's and ethnic markets. Ms. Reyes currently serves on the Board of Directors of H. F. Ahmanson & Company, the parent company of Home Savings of America, a $60 billion savings and loan institution. Ms. Reyes served on the Board of Directors of North Texas Public Broadcasting, Inc. from 1992 to 1994, Dallas County Private Industry Council from 1987 to 1988 and the Dallas Convention & Visitors Bureau from 1987 to 1988 and served as Chairman of the United States Hispanic Chamber of Commerce from 1991 to 1992. Ms. Reyes is a Certified Public Accountant.


Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal 1997 all filing requirements were complied with by its officers, directors, and greater than ten-percent beneficial owners, except that the Form 3 that Theodore J. Papit, President and Chief Executive Officer of the Company, filed with the SEC on April 10, 1997, to report the event by which Mr. Papit became an officer of the Company, was filed three days late.


The Board of Directors and its Committees

The Board of Directors currently consists of William C. Hale, Suzanne Hopgood, Kevin E. Lewis, Gilbert C. Osnos, Theodore J. Papit, Kenneth F. Reimer, Arnold Sheiffer and E. W. Williams, Jr.

The Board of Directors held 19 meetings during the fiscal year 1997.

The Board of Directors has three standing committees, the Audit Committee, the Nominating Committee and the Compensation Committee.

The Audit Committee, which held four meetings during fiscal year 1997, presently consists of Ms. Suzanne Hopgood, Mr. Kevin E. Lewis and Mr. Kenneth
F. Reimer. The Committee's responsibilities include reviewing (i) the scope and findings of the annual audit, (ii) accounting policies and procedures and the Company's financial reporting and (iii) the internal controls employed by the Company.

The Nominating Committee, which held two meetings during fiscal year 1997, presently consists of Messrs. Kevin E. Lewis, Kenneth F. Reimer and E. W. Williams, Jr. The Committee's responsibilities include making recommendations to the Board of Directors of individuals to be considered for appointment or election to the Board of Directors. The Nominating Committee has sought, and will consider, nominee recommendations from holders of its securities. Such recommendations for the election of directors at the Company's 1999 annual meeting of stockholders should be submitted in writing to the Nominating Committee at the address of the Company's principal executive offices on or before January 15, 1999.

The Compensation Committee, which held ten meetings during fiscal year 1997, presently consists of Messrs. Kevin E. Lewis, Gilbert C. Osnos, and E.W. Williams, Jr. The Committee's responsibilities include (i) making recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's Officers and other key management and executive employees, (ii) administering the Company's 1995 Stock Option Plan, and (iii) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. See "Executive Compensation-Report of the Compensation Committee" and "Option Plan."

In addition to the standing committees, from time to time the Board may establish committees of limited duration for special purposes. During 1997, four such committees were designated to deal with non-operating issues and held a total of 32 meetings.

Each director attended at least 75 percent of all meetings of the Board of Directors and committees to which they were assigned during fiscal year 1997.

E. W. Williams, Jr. has been a member of the Board of Directors since 1991; Kevin E. Lewis was elected to the Board of Directors and appointed Chairman in

June 1993; Suzanne Hopgood, Gilbert C. Osnos and Kenneth F. Reimer were elected to the Board of Directors in 1996; Theodore J. Papit was elected to the Board of Directors in May 1997; and William C. Hale and Arnold Sheiffer were appointed to the Board of Directors in April 1998.


Director Fees

Non-employee directors of the Company receive a fee of $1,500 per month and $1,000 per board meeting attended as compensation for their services. In addition, non-employee directors who are members of any Committee of the Board receive $500 for each meeting attended. In addition to these fees, the Chairman of the Board receives $2,500 per month.


          EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OR DIRECTOR NOMINEES

          Name                  Age                   Title
          ----                  ---                   -----
    Donald M. Dodson            60        Vice President Operations Services
    Jim H. Hale                 56        Vice President Field Operations
    Danny K. Meisenheimer       38        Vice President Marketing
    Alton R. Smith              45        Executive Vice President, Secretary


Donald M. Dodson has been Vice President of Operations Services since 1993 and was formerly Vice President Food and Beverage from 1990 until 1993. He was Vice President of Operations from 1987 to 1990. Mr. Dodson joined the Company in 1958 and managed several cafeterias before becoming a District Manager in 1968.

Jim H. Hale has been Vice President of Field Operations since April 1996 and, prior to April 1996, had been a Regional Vice President since 1975. Mr. Hale joined the Company in 1964 and managed several cafeterias before being promoted to regional management.

Danny K. Meisenheimer has been Vice President of Marketing since January 1995. Prior to January 1995, he held various positions with the Company, including Director of Marketing in 1994 and Senior Marketing Manager from 1991 to 1993. Mr. Meisenheimer joined the Company in 1991.

Alton R. Smith has been Executive Vice President of the Company since 1993, Secretary since 1995 and was formerly Executive Vice President and Chief Financial Officer from 1989 until 1993. He was Vice President and Controller of the Company between 1986 and 1989. Prior to 1986, Mr. Smith held various positions with the Company, including Controller and Assistant Secretary from 1985 until 1986, Assistant Controller and Assistant Secretary from 1982 to 1985, Director of Taxation from 1978 to 1982 and Tax Manager from 1974 to 1978. He is a certified public accountant and joined the Company in 1974.

As of April 7, 1998, according to information furnished to the Company, each director, each director nominee, certain executive officers and all executive officers and directors as a group, owned beneficially the indicated number and percentage of outstanding Common Stock (the only class of securities of the Company the holders of which are entitled to vote):

Name of Beneficial Owner       Number of Shares    Percent of Common Stock
------------------------       ----------------    -----------------------
Directors:
Steve Bartlett                          0                     *
William C. Hale                         0                     *
Suzanne Hopgood                     4,222 (1)                 *
Kevin E. Lewis                    520,828 (2)               1.06%
Gilbert C. Osnos                   12,222 (3)                 *
Kenneth F. Reimer                  13,722 (4)                 *
Delia M. Reyes                          0                     *
Theodore J. Papit                  20,000                     *
Ross E. Puskar                          0                     *
Arnold Sheiffer                         0                     *
E.W. Williams, Jr.                 60,987 (5)               0.13%


Executive Officers:
Donald M. Dodson                    2,063 (6)                 *
Jim H. Hale                         3,691 (7)                 *
Danny K. Meisenheimer                 880 (8)                 *
Alton R. Smith                      1,445 (9)                 *


All officers and directors as
 a group                          640,935(10)                1.30%

 *   Owns less than 0.1%
(1)  Includes options to purchase 2,222 shares at $1.00 per share.
(2)  Consists of warrants to purchase 520,828 shares at $1.11 per share.
(3)  Includes options to purchase 2,222 shares at $1.00 per share.
(4)  Includes options to purchase 2,222 shares at $1.00 per share.
(5) Includes warrants to purchase 28,765 shares at $1.11 per share and options to purchase 2,222 shares at $1.00 per share.
(6)  Includes warrants to purchase 1,319 shares at $1.11 per share.
(7)  Consists of warrants to purchase 3,691 shares at $1.11 per share.
(8)  Includes warrants to purchase 563 shares at $1.11 per share.
(9)  Includes warrants to purchase 445 shares at $1.11 per share.
(10) Includes warrants to purchase 565,059 shares at $1.11 per share.

                             EXECUTIVE COMPENSATION

Executive Compensation

The table on the following page contains information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 30, 1997, December 31, 1996 and January 2, 1996, of those persons who were, at December 30, 1997 (i) the chief executive officer, (ii) the former interim chief executive officer, (iii) the four most highly compensated executive officers of the Company and its subsidiaries serving as executive officers at the end of the 1997 fiscal year and (iv) a person for whom disclosure would have been provided but for the fact he was not serving as an executive officer of the Company at December 30, 1997 (the "Named Officers").

                        Summary Compensation Table

                                            Long Term Compensation
                                               Awards   Payouts
                                              ------- ----------
                         Annual Compensation   Stock   Long-Term
                         -------------------  Options  Incentive   All Other
Name and Principle Year  Salary  Bonus  Other (Shares) Payouts   Compensation
------------------ ---- ------- ------- ----- -------  --------- --------------
Theodore J. Papit
 President and     1997 243,462       -     - 500,000(4)       -          -
  Chief Executive  1996       -       -     -       -          -          -
   Officer         1995       -       -     -       -          -          -

Kevin E. Lewis
 Chairman, former  1997 250,000       -     -       -          -    189,500 (2)
  President and    1996 383,654 151,050     -       -          -    160,500 (2)
   Chief Executive 1995 406,539  50,000     -       -          -          -
    Officer (1)

Kennth F. Reimer   1997 100,000       -     -       -          -      4,000 (3)
 Former Interim    1996       -       -     -       -          -     68,000 (3)
  President,Chief  1995       -       -     -       -          -          -
   Executive
    Officer

Alton R. Smith     1997 125,000  20,188     -       -          -          -
 Executive         1996 129,808  41,125     -       -          -          -
  Vice President   1995 120,994   5,000     -       -          -          -

Jim H. Hale        1997 120,000  19,380     -       -          -          -
 Vice President    1996 121,731  39,480     -       -          -          -
  Field Operations 1995 106,474  19,000     -       -          -          -

Donald M. Dodson   1997 125,000  13,688     -       -          -          -
 Vice President    1996 129,808  27,875     -       -          -          -
  Operation        1995 106,474  19,000     -       -          -          -
   Services

Danny Meisenheimer 1997  95,000  15,343     -       -          -          -
 Vice President    1996  93,462  29,610     -       -          -          -
  Marketing        1995  86,781   4,000     -       -          -          -

(1) Mr. Lewis resigned as President and Chief Executive Officer effective
    December 31, 1996.
(2) Payments made to Mr. Lewis in 1996 and 1997 pursuant to the Consulting
    Agreement and Chairman Extension Request defined below.
(3) Payments made to Mr. Reimer in 1996 and 1997 for consulting services as described below.
(4) All of these options were terminated on December 15, 1997 by agreement between Mr. Papit and the Company.





Option Grants

There is shown below information concerning the options to purchase stock of the Company granted in the 1997 fiscal year to the Named Officers:


                                                           Potential Realizable
                                                           at Assumed Rates of
                    Number    Percent                      Annual Appreciation
                  of Options    of    Exercise Expiration ---------------------
Name               Granted     Total   Price      Date        5%        10%
----------------- ----------  ------- -------- ---------- ---------- ----------
Theodore J. Papit  500,000 (1)  100%    $1.375  3/26/2007 $  433,500 $1,095,500

(1) These options were terminated on December 15, 1997 by agreement between Mr. Papit and the Company.


None of the Named Officers had any stock options outstanding as of the end of the 1997 fiscal year. None of the Named Officers exercised any stock options or stock appreciation rights during fiscal 1997. No stock appreciation rights were granted during fiscal 1997.

Option Exercises and Fiscal Year-End Values

At December 30, 1997, there were no options outstanding to the Named Officers. All options that had been granted to executive officers in prior years had terminated either by the termination of the employee or by agreement between the Company and the holders of the options.

Employment Contracts and Termination of Employment and Change of Control Agreements

On March 27, 1997, the Board of Directors elected Theodore J. Papit to serve as President and Chief Executive Officer of the Company effective March 28, 1997. Mr. Papit's agreements with the Company provided for a base salary of $300,000 per year, guaranteed Mr. Papit a minimum bonus of $100,000 for fiscal 1997 and granted Mr. Papit options to purchase 500,000 shares of Common Stock, which would vest over five years, at a purchase price of $1.375 per share, the fair market value of the Common Stock immediately prior to the date of the grant. Mr. Papit's agreements with the Company also provided that, upon a change of control of the Company or termination of Mr. Papit's employment for reasons other than cause, Mr. Papit's options would vest immediately and the Company would be obligated to pay Mr. Papit one year of severance pay. On September 2, 1997, Mr. Papit announced his resignation from these positions, to be effective October 29, 1997, but, at the request of the Board of Directors of the Company, subsequently agreed to remain through December 15, 1997. In December 1997, Mr. Papit and the Company terminated all then existing employment and compensation arrangements and Mr. Papit agreed to remain as President and Chief Executive Officer through the first quarter of 1998. Mr. Papit's agreement provided for him to be compensated at the rate of $50,000 per month plus reimbursement of normal out-of-pocket expenses.

On March 23, 1998, the Board of Directors voted to retain Mr. Papit as President and Chief Executive Officer and the Company entered into the President and Chief Executive Officer Agreement (the "CEO Agreement") with Mr. Papit. Pursuant to the CEO Agreement (i) the Company will pay Mr. Papit a base salary of $30,000 per month, (ii) Mr. Papit will participate in the Company's Incentive Compensation Plan for Senior Management (which provides for cash bonuses as a percentage of the participant's salary for the achievement of positive comparable store sales and budgeted earnings targets), (iii) Mr. Papit will participate in other executive benefit programs consistent with those offered to other members of senior management, which include vacation time and reimbursement for appropriate business expenses, and (iv) Mr. Papit was granted options to purchase 500,000 shares of Common Stock, vesting over five years, at a purchase price of $0.75 per share, the fair market value of the Common Stock immediately prior to the date of grant. The CEO Agreement provides (a) that Mr. Papit's duties will require him to spend approximately one-half of his working time in the Company's executive offices in Lubbock, Texas and the remainder of his time in either an executive office to be provided by the Company in Dallas, Texas or visiting field operations, (b) that Mr. Papit will be nominated for election to the Board of Directors of the Company at each annual meeting of shareholders as long as he continues to serve as President and Chief Executive Officer, (c) that if Mr. Papit resigns or is terminated, he will also resign as a director of the Company, unless the Board of Directors requests that Mr. Papit remain a member of the Board of Directors and (d) that Mr. Papit will receive a lump sum payment of eighteen times his monthly base salary if (x) the Company terminates him for a reason other than cause (as defined below) or (y) he resigns within twelve months of a change in control (as defined below) of the Company. Also, if there is a change in control (as defined below) of the Company or if the Company terminates Mr. Papit for a reason other than cause (as defined below), Mr. Papit's options will vest immediately. For purposes of the CEO Agreement, termination for "cause" means termination because of (i) Mr. Papit's failure to perform, or willful and continual neglect of, his material duties or obligations as President and Chief Executive Officer, which continues after written notice that such actions are occurring has been furnished by the Company to Mr. Papit and Mr. Papit has been afforded a reasonable opportunity of at least ten (10) days to cure the same, all as determined by the Board of Directors, (ii) Mr. Papit's conviction of any crime or offense involving (A) moral turpitude either in connection with the performance of Mr. Papit's obligations to the Company or its affiliates or which shall adversely affect Mr. Papit's ability to perform such obligations or
(B) money or other property of the Company or its affiliates or (iii) drug addiction. For purposes of the CEO Agreement, a "change of control" shall be deemed to have occurred upon any of the following events (a) if the Company's stockholders approve a sale or disposition of all or substantially all of the Company's assets to an entity that is not then an affiliate (as such term is defined in Rule 405 ("Rule 405") promulgated under the Securities Act of 1933, as amended) of the Company, or (b) if the Company merges with an entity that is not an affiliate (as such term is defined in Rule 405) of the Company and persons who were members of the Board of Directors immediately prior to the merger do not constitute a majority of the directors of the surviving entity immediately after the merger or (c) the election during any period of 12 months or less of a majority of the members of the Board of Directors of the Company without the approval of the election or nomination for election of such new member or members by a majority of the members of the Board of Directors who were members at the beginning of the period, or members of the Board thereafter recommended to succeed such original members (or recommended to succeed their successors that were recommended as required hereunder) by a majority of the members of the Board of Directors who were members at the beginning of the period (or their successors that were recommended as required hereunder).

Board Compensation Committee Report on Executive Compensation

The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not be deemed filed under such acts.

The Compensation Committee conducts an annual review of the Company's executive compensation program. In awarding executive compensation, the Company seeks to attract and retain the most qualified personnel for meeting the needs and objectives of the Company and to motivate such individuals to achieve the Company's goals through compensation arrangements which reward executives based on individual contributions as well as the Company's overall results. The Compensation Committee takes into consideration, for each position, comparable industry information obtained from approximately ninety chain restaurant companies (the "Comparable Companies"). Some, but not all, of the Comparable Companies are included in the peer group included in the Performance Graph included as part of this proxy statement (the "Performance Graph"). See "Shareholder Return Performance Presentation." Likewise, some, but not all, of the companies included in the Performance Graph are also Comparable Companies. The Compensation Committee concluded that Comparable Companies are appropriate for comparison primarily because of the similarity of Comparable Companies' operations to the Company's and because information about the Comparable Companies' salary and bonus structure is readily available. Whether a Company executive's compensation corresponds with the upper, middle or lower tier of the salaries of Comparable Company executives depends on the particular Company executive.

The key elements of the Company's executive compensation arrangements include base salary, annual incentive bonus and stock options. When setting executive compensation, the Compensation Committee considers the compensation levels of Comparable Company executives as well as the financial performance of definable business units or markets of the Company for executives with responsibility for such units or markets. Also, base salaries are generally determined by evaluating each individual's responsibilities, relative experience, management abilities and job performance, and annual bonuses, including bonuses awarded pursuant to the Company's Incentive Compensation Plan for Senior Management, are determined and stock options are granted by evaluating both the performance of the Company (including revenue and cash flow generation) and the individual officers. The Incentive Compensation Plan for Senior Management provides for cash bonuses as a percentage of the participant's salary for the achievement of positive comparable store sales and budgeted earnings targets. The Compensation Committee established the budgeted earnings targets used in the Incentive Compensation Plan for Senior Management based on the goals of the Company and discussions with management. The percentages used in the Incentive Compensation Plan for Senior Management, and the overall potential bonus levels, were established in connection with the earnings targets of the Company and after comparisons with bonus levels of Comparable Companies. The stock options issued to Mr. Papit were the only options issued as part of the senior management compensation program for 1997. See "Employment Contracts and Termination of Employment and Change of Control Agreements."

Kenneth F. Reimer served as interim President and Chief Executive Officer of the Company from January 1, 1997 until March 27, 1997. Mr. Reimer's compensation level was based on the Compensation Committee's assessment of the cost of obtaining comparable interim management services and Mr. Reimer's experience, qualifications and familiarity with the Company.

In March of 1997, the Company hired Theodore J. Papit as President and Chief Executive Officer. Based on its analysis of market conditions and the compensation package necessary to attract and retain a competent and experienced Chief Executive Officer, the Compensation Committee outlined the offer made to Mr. Papit that culminated in Mr. Papit's March 1997 agreements with the Company. See "Employment Contracts and Change of Control and Termination of Employment Contracts."

In December of 1997, the Compensation Committee initially recommended that the Company retain Mr. Papit under the terms of his then existing arrangements with the Company through the first quarter of 1998. After further consideration and discussions with the full Board of Directors, the Compensation Committee concluded that it would be in the best interest of the Company to terminate the Company's existing arrangements with Mr. Papit, including base salary, bonus and all stock options, and to retain Mr. Papit through the first quarter of 1998 at a rate of $50,000 per month and reimbursement of normal out-of-pocket expenses. The Compensation Committee concluded that, in light of the termination of Mr. Papit's salary, guaranteed bonus and stock options, the $50,000 per month cash compensation was appropriate for the services that Mr. Papit was being requested to render and would be comparable to the expenditures the Company would incur to obtain interim management services from other sources.

The foregoing report has been furnished by the Compensation Committee, whose current members are Kevin E. Lewis, Gilbert C. Osnos and E.W. Williams, Jr.


Shareholder Return Performance Presentation

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the New York Stock Exchange Market Value Index and the SIC Code Index for Eating Places for the five fiscal years ending December 30, 1997.

Comparison of Cumulative Total Return
of Company, Industry Index and Broad Market



The performance graph has been omitted in the EDGAR filing. A table of the graph's data points is shown below.

                                1992    1993    1994    1995    1996    1997
Furr's/Bishop's, Incorporated    100    87.50   18.75   23.34    7.51    3.72
Industry Index                   100   114.83  100.56  137.71  144.37  151.95
Broad Market                     100   113.54  111.33  144.36  173.90  228.78


Certain Compensation Plans

The Company has a qualified defined benefit pension plan (the "Pension Plan") covering employees and former employees of the Partnership and its affiliates, including those who were participants in the Kmart Corporation Employees' Retirement Pension Plan (the "Kmart Pension Plan"). The Pension Plan assumed all of the obligations of the Kmart Pension Plan relating to benefits that accrued for employees and former employees of certain of the Company's subsidiaries before the consummation of the acquisition of such subsidiaries from Kmart. Kmart agreed to transfer an amount of plan assets equal to the actuarially computed accumulated benefits applicable to the Furr's and Bishop's employees in the Kmart Pension Plan.

Benefits for service prior to 1987 were based on the provisions of the Kmart Pension Plan and are frozen for such service. Effective December 31, 1988, benefit accruals were frozen for highly compensated participants in the Pension Plan and effective June 30, 1989 benefit accruals of all participants in the Pension Plan were frozen indefinitely.

The Pension Plan covers all employees who are at least 21 years old and have one year or more of participation service and is integrated with Social Security. A participant's benefit under the Pension Plan will be the greater of (i) a benefit provided by the participant's "cash balance account" defined below, or (ii) the sum of (x) the participant's accrued benefit under the Kmart Pension Plan plus (y) for each year of service after 1986, 0.75% of the participant's "considered pay" for the year plus (z) 0.75% of considered pay exceeding the Social Security integration level for the year. "Considered pay" is comprised of total W-2 compensation, excluding extraordinary items, such as moving expenses and imputed income, and including pre-tax amounts deferred under the Employees' Savings Plan described below. The Social Security integration level is one-half of the Social Security Taxable Wage Base for the year, rounded to the next highest $1,000. A participant's cash balance account will contain an amount equal to the sum of (i) 2% of 1986 considered pay multiplied by the number of years of benefit service prior to 1987, plus (ii) 2% of considered pay for each year thereafter, plus (iii) 6% interest per annum. The normal form of benefit under the Pension Plan will be a life annuity for an unmarried participant and a 50% joint and survivor annuity in the case of a married participant. Alternatively, participants may elect an optional form of payment which is the actuarial equivalent of the life annuity. Participants are fully vested in accrued benefits under the Pension Plan after five years of vesting service. Unreduced benefits are payable at age 65, or, if earlier, when age plus years of service equals ninety.

The following table shows the amounts payable using the pension plan formula and the benefits accrued under the predecessor plans.

Approximate Annual Pension at Age 65*
-------------------------------------
                                      Total Service As of 12/31/88
     Current                 --------------------------------------------
     Compensation             5 Years    15 Years    25 Years    35 Years
     ------------            --------    --------    --------    --------
     $ 75,000                $  3,700    $  9,500    $ 15,400    $ 21,400
      100,000                   5,000      13,500      21,800      30,100
      125,000                   6,300      17,300      28,000      38,600
      150,000                   7,700      21,100      34,200      47,200
      175,000                   9,000      25,000      40,300      55,700
      200,000                  10,400      28,800      46,500      64,200
      225,000                  11,700      32,600      52,700      72,800
      325,000                  17,000      48,300      77,800      94,023

*  Estimates of frozen pension plan benefits.



The total plan years of service at June 30, 1989 (the date benefit accruals were frozen) of the seven Named Officers of the Company and its subsidiaries are Theodore J. Papit 0, Kevin E. Lewis 0, Kenneth F. Reimer 0, Alton R. Smith 15, Donald M. Dodson 31, Jim H. Hale 26 and Danny K. Meisenheimer 0. If Mr. Smith, Mr. Dodson, and Mr. Hale were to retire on their respective retirement dates, they would receive monthly payments of $832, $3,265 and $2,027, respectively. The Pension Plan does not cover any compensation reported in the Summary Compensation Table.

Cafeteria Operators established an Employees 401(k) Plan (the "401(k) Plan") that is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participants may elect to make pre-tax contributions, in an amount equal to from 1% to 12% of "considered pay," which consists of total W-2 compensation for personal services, excluding extraordinary pay, such as moving expenses and imputed income. Pre-tax contributions were limited to $9,500 in 1997. Additionally, Cafeteria Operators may make discretionary contributions to the 401(k) Plan. Employees are eligible to participate in the 401(k) Plan at age 21 with one year of participation service.

Participants' contributions are always fully vested. The Board of Directors of the Company will either designate Cafeteria Operators and the Company contributions as (i) fully vested when made or (ii) subject to a vesting schedule under which 100% of the Cafeteria Operators and the Company contributions are vested after seven years. Employee contributions may be invested either in a fixed income fund, consisting of guaranteed interest contracts and government securities, or five different equity funds with various growth and income objectives. Loans from participants' pre-tax accounts are permitted after two years of participation.

Participants may generally receive their vested account balances at the earlier of retirement or separation from service.

Option Plan

The Board of Directors adopted, and on January 2, 1996 the stockholders approved, the 1995 Stock Option Plan, authorizing for issuance upon exercise of options an aggregate of 40,540,795 shares of Common Stock (the "1995 Option Plan"). After giving effect to the Company's reverse stock split at March 14, 1996, there are 2,702,720 shares of Common Stock reserved for issuance pursuant to the 1995 Option Plan. The Compensation Committee of the Board of Directors administers the 1995 Option Plan, including determining the employees to whom awards will be made, the size of such awards and the specific terms and conditions applicable to awards, such as vesting periods, circumstances of forfeiture and the form and timing of payment. Grants including stock options, stock appreciation rights and restricted stock may be made to selected employees of the Company and its subsidiaries and non-employee directors of the Company. On November 22, 1996 and May 30, 1997, options to purchase 6,666 shares of Common Stock were issued to each non-employee director of the Company pursuant to the provisions of the 1995 Option Plan. On March 27, 1997, the Company granted options to purchase 500,000 shares of Common Stock, pursuant to the 1995 Option Plan, to Theodore J. Papit at an exercise price of $1.375 per share. Mr. Papit's options were terminated on December 15, 1997 by agreement between Mr. Papit and the Company. On December 30, 1997, a total of 53,328 options were outstanding. On March 23, 1998, in connection with the agreement of Mr. Papit to remain President and Chief Executive Officer, the Board approved the grant to Mr. Papit of options to purchase 500,000 shares of Common Stock at an exercise price of $0.75 per share.

Transactions with Management and Others

Since February 1996, Cactus Enterprises, Inc., a company wholly owned by Kenneth Reimer, has performed certain management consulting services for the Board. Compensation for such services has been paid by the Company at a rate of $2,000 per day. Total fees and expenses paid in 1996 and 1997 were approximately $68,000 and $4,000, respectively. Mr. Reimer served as the interim President and Chief Executive Officer of the Company from January 1997 to March 1997, and received compensation of $100,000 for such service.

On June 7, 1996, the Company, Cafeteria Operators and Kevin E. Lewis entered into the Consulting and Indemnity Agreement and General Release (the "Consulting Agreement") pursuant to which, among other things, Mr. Lewis would resign as President and Chief Executive Officer effective September 30, 1996 and would resign his position as Chairman of the Board on December 31, 1996, unless requested by the Board of Directors to continue until December 31, 1997. On September 17, 1996, at the request of the Board of Directors, Mr. Lewis agreed to remain President and Chief Executive Officer beyond September 30, 1996 with no change to the financial terms of the Consulting Agreement. On December 24, 1996, Mr. Lewis resigned as President and Chief Executive Officer effective December 31, 1996 and was requested by the Board to continue as Chairman of the Board into 1997. After his resignation as President and Chief Executive Officer, Mr. Lewis served as a consultant to the Company until December 31, 1997. Pursuant to the Consulting Agreement, Mr. Lewis received an annual base salary of $350,000, pro-rated through the end of 1996 and $250,000 through the end of 1997. Mr. Lewis received $75,000 upon the execution of the Consulting Agreement, $75,000 on September 30, 1996 and $100,000 on December 31, 1997. Furthermore, the Company agreed to pay, among other things, certain legal expenses of Mr. Lewis incurred in connection with the negotiation of the Consulting Agreement and certain travel and moving related expenses. On October 29, 1997, the Board requested that Mr. Lewis agree to remain Chairman of the Board beyond December 31, 1997, until at least May 31, 1998 (the "Chairman Extension Request") and on November 12, 1997, Mr. Lewis received $50,000 in consideration for his agreement to remain Chairman of the Board through at least May 31, 1998 at the pleasure of the Board. In addition, the Board agreed to pay Mr. Lewis $7,500 per month during the period after December 31, 1997 that he acted as Chairman of the Board. At the request of Mr. Lewis, this payment was reduced to $2,500 per month effective April 1, 1998. Also, effective as of December 31, 1997, Mr. Lewis, the Company and Cafeteria Operators entered into a general release that effected the mutual releases contemplated by the Consulting Agreement.

In 1993, the Company entered into an amendment of a master sublease agreement pursuant to which it leased 43 properties from Kmart Corporation ("Kmart"). Pursuant to the amendment and subject to the terms and conditions thereof, two properties were removed from the master sublease, and the aggregate monthly rent fro the period January 1, 1997 through and including December 31, 1999 has been reduced by 20%. The reductions in rent are subject to termination by Kmart if Kevin E. Lewis ceases to be Chairman of the Board of Directors of the Company. The one-year term of Mr. Lewis expires in 1998 and Mr. Lewis has not been nominated for reelection at the Company's Annual Meeting of Stockholders on May 28, 1998. The Company has entered into negotiations with Kmart to modify the amendment to remove the provisions permitting termination of the reductions in rent if Mr. Lewis does not remain as Chairman of the Board until the end of 1999. To date, Kmart has been unwilling to make such modifications and as a result, the Company may be required to pay additional rent payments of approximately $1.8 million through December 31, 1999. Because the Company accounts for its rental payments under the straight-line method, any increase in rent through December 31, 1999 would be amortized over the remaining life of the leases, which run through December 31, 2003, December 31, 2007, June 29, 2008 and December 31, 2008. If the maximum additional rent described above is incurred, the increase in annual rent expense would be approximately $288 thousand.

The Company was required to indemnify certain persons for certain expenses these persons incurred in connection with a lawsuit Michael J. Levenson, former Chairman of the Board of the Company, filed in 1995 against the Company and certain other persons (the "Levenson Litigation"). In settlement of the Company's indemnification obligations to the persons listed below (the "Affiliated Indemnitees") with respect to the Affiliated Indemnitees' Levenson Litigation expenses, the Company has entered into release agreements with, and made the additional payments noted below to, each of the Affiliated Indemnities. The Company (i) delivered to Teachers Insurance and Annuity Association of America as payee a promissory note dated January 14, 1998 in the principal sum of $756,392, (ii) delivered to The Northwestern Mutual Life Insurance Company as payee a promissory note dated February 24, 1998 in the principal sum of $488,195 and made a cash payment to The Northwestern Mutual Life Insurance Company of $5,838, (iii) delivered to John Hancock Mutual Life Insurance Company as payee a promissory note dated March 4, 1998 in the principal sum of $476,166, (iv) made a cash payment to the Mutual Life Insurance Company of New York of $217,519, (v) made a cash payment to Principal Mutual Life Insurance Company of $174,729 and (vi) delivered to the Equitable Life Assurance Society of the United States ("Equitable") as payee a promissory note dated March 23, 1998 in the principal sum of $829,687. Each of the promissory notes is due on December 31, 2001 and bears interest at the rate of 10.5% per annum. Except for Equitable, each of the Affiliated Indemnitees owns more than five percent of the outstanding Common Stock. Equitable is an affiliate of EQ Asset Trust 1993, a business trust that owns more than five percent of the outstanding Common Stock.

                              INDEPENDENT AUDITORS

Effective September 17, 1996, the Board of Directors, on the recommendation of the Audit Committee, appointed KPMG Peat Marwick LLP as the Company's independent public accountants. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

On the recommendation of the Company's Audit Committee, Deloitte & Touche LLP ("Deloitte & Touche") was dismissed by the Board of Directors of the Company effective September 17, 1996. There had been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, during the Company's two most recent fiscal years or any subsequent interim period which, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with any report issued by Deloitte & Touche. The Deloitte & Touche report on the Company's financial statements for the fiscal year ended January 3, 1995, dated March 2, 1995, included an explanatory paragraph which identified factors which raised substantial doubt about the Company's ability to continue as a going concern. As a result of a restructuring of the Company completed during the first quarter of 1996, and the significant reduction in the Company's debt burden and resulting interest expense, the March 28, 1996 report of Deloitte & Touche, covering the fiscal year ended January 2, 1996, did not contain any form of qualification or uncertainty regarding the Company's financial status.
Deloitte & Touche has furnished the Company with a letter addressed to the Securities and Exchange Commission in which letter Deloitte & Touche states that it agrees with the disclosures in this paragraph. This letter was filed as an exhibit to the Current Report on Form 8-K the Company filed with the Securities and Exchange Commission dated September 17, 1996.


                           1999 STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company at its executive offices by December 28, 1998.


                                 OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your completed proxy card will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the completed proxy card and return it in the enclosed envelope.

                                          By Order of the Board of Directors



Dated: April 28, 1998                     Alton R. Smith
                                          Secretary

                                      PROXY
                          FURR'S/BISHOP'S, INCORPORATED

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                 MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 1998

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated (the "Company") to be held on May 28, 1998, and the Proxy Statement for Annual Meeting of Stockholders (herein so called) in connection therewith, each dated April 28, 1998, (b) appoints Theodore J. Papit and Alton R. Smith as proxies, or either of them, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on April 22, 1998, at such annual meeting and at any adjournment(s) thereof and (d) revokes any proxies heretofore given.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

Please mark your votes as indicated in this sample [X]

1.  Election of Directors: (Recommended for election by the Board of Directors)

    Steve Bartlett         Theodore J. Papit       Delia M. Reyes
    William C. Hale        Ross E. Puskar          Arnold Sheiffer
    Suzanne Hopgood        Kenneth F. Reimer       E. W. Williams, Jr.

FOR all nominees listed at right (except as marked to the contrary) [ ]

WITHHOLD AUTHORITY for all nominees listed to the right [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE BELOW.
_____________________________________________________________________
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Dated: ______________________, 1998
___________________________________
___________________________________
Please sign your name above exactly as it appears on your stock certificate, date and return promptly. When signing on behalf of a corporation, partnership, estate, trust, or in any representative capacity, please sign name and title. For joint accounts, each joint owner must sign.